Exhibit 99.1

Contact: Joanne Freiberger
Vice President and Treasurer
813-739-1808
investorrelations@masonite.com

MASONITE INTERNATIONAL CORPORATION REPORTS
2016 FIRST QUARTER RESULTS

(Tampa, FL, May 4, 2016) - Masonite International Corporation ("Masonite" or "the Company") (NYSE: DOOR) today announced results for the three months ended April 3, 2016.

Executive Summary

•	Net sales increased $54.8 million, or 13% compared to the first quarter or 2015, to $489.3 million. Excluding foreign exchange, net sales would have increased 16%.

•	Net income attributable to Masonite increased $48.9 million to $17.8 million.

•	Adjusted EBITDA[1] increased $20.4 million, or 54%, to $58.2 million.

•	Adjusted earnings per diluted share[1] of $0.57 compares to $(0.10) in the first quarter of 2015.

•	In the first quarter of 2016, Masonite repurchased 259,540 shares of stock at an average price of $61.75, or $16.0 million as part of our previously announced share repurchase program.

“We were encouraged by the strong market conditions in the first quarter of 2016 during which demand increased across all reportable segments,” said Fred Lynch, President and CEO. “Our optimized business portfolio combined with our focus on delivering an unparalleled customer experience enabled our teams to deliver our eighth consecutive quarter of adjusted EBITDA growth over 25%.”

1 See "Non-GAAP Financial Measure and Related Information" for definition and reconciliation non-GAAP measures.

First Quarter 2016 Discussion
Net sales increased 13% to $489.3 million in the three months ended April 3, 2016, from $434.5 million in the comparable period of 2015. Excluding the unfavorable impact of foreign exchange, net sales would have increased by 16% to $502.2 million. The increase was primarily due to a $44.5 million increase in volumes and $20.2 million of improvements in average unit prices, partially offset by $12.9 million of negative foreign exchange.

•
North American Residential net sales were $328.7 million, a 20% increase over the first quarter of 2015, driven by $50.1 million of increased volumes and a $13.8 million improvement in average unit price, partially offset by $9.3 million of foreign exchange.

•
Europe net sales were $80.6 million, a 7% increase over the first quarter of 2015 driven by a $6.8 million improvement in average unit price and a $1.2 million improvement in sales of other products, partially offset by $2.6 million of foreign exchange.

•
Architectural net sales were $73.5 million, a 10% increase over the first quarter of 2015 driven by $6.4 million of increased volume, and $1.5 million of sales of other products, partially offset by $0.9 million of foreign exchange and $0.4 million of lower average unit price.

Total company gross profit increased 34% to $98.2 million in the three months ended April 3, 2016, from $73.3 million in the three months ended March 29, 2015. Gross profit margin increased 320 basis points to 20.1% of net sales in the first quarter of 2016, primarily due to increases in average unit price and the favorable impact of volume on our fixed costs.

Selling, general and administrative expenses (SG&A) increased 12% to $64.9 million in the three months ended April 3, 2016. SG&A as a percentage of net sales decreased 10 basis points to 13.3% in the first quarter of 2016. The increase in SG&A expenses was driven by increased personnel costs and SG&A related to recent acquisitions, partially offset by a decrease in SG&A expenses from recent dispositions.

Net income attributable to Masonite increased $48.9 million to $17.8 million in the first quarter of 2016 versus the comparable 2015 period.

Adjusted earnings per share were $0.57 in the first quarter of 2016 compared to $(0.10) in the comparable 2015 period, which exclude charges related to the March 2015 debt refinancing.

Adjusted EBITDA increased 54% to $58.2 million for the three months ended April 3, 2016, from $37.8 million in the comparable period of 2015.

Masonite Earnings Conference Call
The Company will hold a live conference call and webcast on May 5, 2016. The live audio webcast will begin at 9:00 a.m. ET and can be accessed, together with the presentation, on the Masonite website under Investors > Events & Presentations. The webcast can be directly accessed at: Q1'16 Earnings Webcast.

Telephone access to the live call will be available at 877-407-3980 (in the U.S.) or by dialing 201-689-8475 (outside U.S.).

A telephone replay will be available approximately one hour following completion of the call through May 19, 2016. To access the replay, please dial 877-660-6853 (in the U.S.) or 201-612-7415 (outside U.S.). Enter Conference ID #13634502.

About Masonite
Masonite International Corporation is a leading global designer and manufacturer of interior and exterior doors for the residential new construction; the residential repair, renovation and remodeling; and the non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves more than 8,000 customers in 73 countries. Additional information about Masonite can be found at www.masonite.com.

Forward-looking Statements
This press release contains forward-looking information and other forward-looking statements within the meaning of applicable Canadian and/or U.S. securities laws, including our discussion of improvements in the housing market and related markets and the effects of our pricing and other strategies. When used in this press release, such forward-looking statements may be identified by the use of such words as “may,” might, “could,” “will,” would,” “should,” “expect,” “believes,” “outlook,” “predict,” “forecast,” “objective,” “remain,” “anticipate,” “estimate,” “potential,” “continue,” “plan,” “project,” “targeting,” or the negative of these terms or other similar terminology.

Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Masonite, or industry results, to be materially different from any future plans, goals, targets, objectives, results, performance or achievements expressed or implied by such forward-looking statements. As a result, such forward-looking statements should not be read as guarantees of future performance or results, should not be unduly relied upon, and will not necessarily be accurate indications of whether or not such results will be achieved. Factors that could cause actual results to differ materially from the results discussed in the forward-looking statements include, but are not limited to, general economic, market and business conditions; levels of residential new construction, residential repair, renovation and remodeling and non-residential building construction activity; competition; our ability to successfully implement our business strategy; our ability to manage our operations including integrating our recent acquisitions and companies or assets we acquire in the future; our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations, including our obligations under our senior notes and our senior secured asset-backed credit facility; labor relations (i.e., disruptions, strikes or work stoppages), labor costs, and availability of labor; increases in the costs of raw materials or any shortage in supplies; our ability to keep pace with technological developments; the actions by, and the continued success of, certain key customers; our ability to maintain relationships with certain customers; new contractual commitments; our ability to generate the benefits of our restructuring activities; retention of key management personnel; environmental and other government regulations; limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes and senior secured asset-based credit facility; and other factors publicly disclosed by the company from time to time.

Non-GAAP Financial Measure and Related Information
Our management reviews net sales and Adjusted EBITDA (as defined below) to evaluate segment performance and allocate resources. Net assets are not allocated to the reportable segments. Adjusted EBITDA is a non-GAAP financial measure which does not have a standardized meaning under GAAP and is unlikely to be comparable to similar measures used by other companies. Adjusted EBITDA should not be considered as an alternative to either net income or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. Beginning with the third quarter of 2015, we revised our calculation of Adjusted EBITDA to separately exclude loss (gain) on disposal of subsidiaries. The revision to this definition had no impact on our reported Adjusted EBITDA for the three months ended March 29, 2015. Adjusted EBITDA (as revised) is defined as net income (loss) attributable to Masonite adjusted to exclude the following items: depreciation; amortization; share based compensation expense; loss (gain) on disposal of property, plant and equipment; registration and listing fees; restructuring costs; asset impairment; loss (gain) on disposal of subsidiaries; interest expense (income), net; loss on extinguishment of debt; other expense (income), net; income tax expense (benefit); loss (income) from discontinued operations, net of tax; and net income (loss) attributable to non-controlling interest. This definition of Adjusted EBITDA is differs from the definitions of EBITDA contained in the indenture governing the 2023 Notes and the credit agreement governing the ABL Facility. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. The tables below sets forth a reconciliation of Adjusted EBITDA to net income (loss) attributable to Masonite for the periods indicated. We are not providing a quantitative reconciliation of our Adjusted EBITDA outlook to the corresponding GAAP information because the GAAP measures that we exclude from our Adjusted EBITDA outlook are difficult to predict and are primarily dependent on future uncertainties.

Adjusted EPS for the quarter ended April 3, 2016 and March 29, 2015 is diluted earnings per common share attributable to Masonite (EPS) less asset impairment charges, loss (gain) on disposal of subsidiaries and loss on extinguishment of debt, net of related tax expense (benefit). Management uses this measure to evaluate the overall performance of the Company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.

MASONITE INTERNATIONAL CORPORATION
SALES RECONCILIATION AND ADJUSTED EBITDA BY REPORTABLE SEGMENT
(In millions of U.S. dollars)
(Unaudited)

	North American Residential	Europe	Architectural	Corporate & Other	Total	% Change
First quarter 2015 net sales	$273.3	$75.0	$66.9	$19.2	$434.5
Volume*	50.1	0.2	6.4	(12.2)	44.5	10.2%
Average unit price	13.8	6.8	(0.4)	—	20.2	4.6%
Other	0.8	1.2	1.5	(0.4)	3.0	0.7%
Foreign exchange	(9.3)	(2.6)	(0.9)	(0.1)	(12.9)	(3.0)%
First quarter 2016 net sales	$328.7	$80.6	$73.5	$6.5	$489.3
Year over year growth, net sales	20.3%	7.5%	9.9%	(66.1)%	12.6%

First quarter 2015 Adjusted EBITDA	$29.3	$6.6	$4.0	$(2.2)	$37.8
First quarter 2016 Adjusted EBITDA	51.4	10.1	4.4	(7.7)	58.2
Year over year growth, Adjusted EBITDA	75.4%	53.0%	10.0%	nm	54.0%
(*) Includes the incremental impact of acquisitions and dispositions.

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended
	April 3, 2016	March 29, 2015
Net sales	$489,305	$434,465
Cost of goods sold	391,060	361,156
Gross profit	98,245	73,309
Gross profit as a % of net sales	20.1%	16.9%

Selling, general and administration expenses	64,898	58,161
Selling, general and administration expenses as a % of net sales	13.3%	13.4%

Restructuring costs	19	2,356
Operating income (loss)	33,328	12,792
Interest expense (income), net	7,232	11,753
Loss on extinguishment of debt	—	28,046
Other expense (income), net	786	(1,184)
Income (loss) from continuing operations before income tax expense (benefit)	25,310	(25,823)
Income tax expense (benefit)	6,210	3,264
Income (loss) from continuing operations	19,100	(29,087)
Income (loss) from discontinued operations, net of tax	(188)	(229)
Net income (loss)	18,912	(29,316)
Less: net income (loss) attributable to non-controlling interest	1,084	1,736
Net income (loss) attributable to Masonite	$17,828	$(31,052)

Earnings (loss) per common share attributable to Masonite:
Basic	$0.58	$(1.03)
Diluted	$0.57	$(1.03)

Earnings (loss) per common share from continuing operations attributable to Masonite:
Basic	$0.59	$(1.02)
Diluted	$0.57	$(1.02)

Shares used in computing basic earnings per share	30,494,976	30,056,085
Shares used in computing diluted earnings per share	31,371,956	30,056,085

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

ASSETS	April 3, 2016	January 3, 2016
Current assets:
Cash and cash equivalents	$49,982	$89,187
Restricted cash	12,646	12,645
Accounts receivable, net	266,010	224,976
Inventories, net	219,251	208,393
Prepaid expenses	22,683	21,983
Income taxes receivable	3,372	1,762
Total current assets	573,944	558,946
Property, plant and equipment, net	539,175	534,234
Investment in equity investees	19,239	18,811
Goodwill	126,789	128,170
Intangible assets, net	218,056	225,932
Long-term deferred income taxes	11,950	16,899
Other assets, net	17,327	16,157
Total assets	$1,506,480	$1,499,149

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$109,187	$96,480
Accrued expenses	120,839	136,029
Income taxes payable	733	9
Total current liabilities	230,759	232,518
Long-term debt	469,032	468,856
Long-term deferred income taxes	98,242	98,682
Other liabilities	42,492	43,527
Total liabilities	840,525	843,583
Commitments and Contingencies
Equity:
Share capital: unlimited shares authorized, no par value, 30,335,134 and 30,427,865 shares issued and outstanding as of April 3, 2016, and January 3, 2016, respectively	661,599	663,600
Additional paid-in capital	231,561	231,363
Accumulated deficit	(137,158)	(144,628)
Accumulated other comprehensive income (loss)	(104,417)	(107,948)
Total equity attributable to Masonite	651,585	642,387
Equity attributable to non-controlling interests	14,370	13,179
Total equity	665,955	655,566
Total liabilities and equity	$1,506,480	$1,499,149

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended
(In thousands)	April 3, 2016	March 29, 2015
Net income (loss) attributable to Masonite	$17,828	$(31,052)

Add: Loss on extinguishment of debt	—	28,046
Tax impact of adjustments	—	—
Adjusted net income (loss) attributable to Masonite	$17,828	$(3,006)

Diluted earnings (loss) per common share attributable to Masonite ("EPS")	$0.57	$(1.03)
Diluted adjusted earnings (loss) per common share attributable to Masonite ("Adjusted EPS")	$0.57	$(0.10)

Shares used in computing diluted EPS	31,371,956	30,056,085

The weighted average number of shares outstanding utilized for the diluted EPS and diluted Adjusted EPS calculation contemplates the exercise of all currently outstanding SARs and warrants and the conversion of all RSUs. The dilutive effect of such equity awards is calculated based on the weighted average share price for each fiscal period using the treasury stock method. For any periods presented which result in a net loss, no potential common shares relating to our equity awards were included in the computation of diluted loss per share, as their effect would have been anti-dilutive given our net loss position for those periods.

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended April 3, 2016
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$51,375	$10,118	$4,431	$(7,683)	$58,241
Less (plus):
Depreciation	7,920	2,076	2,507	2,067	14,570
Amortization	1,158	2,396	2,147	763	6,464
Share based compensation expense	—	—	—	3,728	3,728
Loss (gain) on disposal of property, plant and equipment	91	31	41	(31)	132
Restructuring costs	—	21	—	(2)	19
Interest expense (income), net	—	—	—	7,232	7,232
Other expense (income), net	—	71	—	715	786
Income tax expense (benefit)	—	—	—	6,210	6,210
Loss (income) from discontinued operations, net of tax	—	—	—	188	188
Net income (loss) attributable to non-controlling interest	838	—	—	246	1,084
Net income (loss) attributable to Masonite	$41,368	$5,523	$(264)	$(28,799)	$17,828

	Three Months Ended March 29, 2015
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$29,347	$6,569	$4,030	$(2,158)	$37,788
Less (plus):
Depreciation	7,952	1,959	1,977	3,418	15,306
Amortization	1,307	922	2,028	754	5,011
Share based compensation expense	—	—	—	2,379	2,379
Loss (gain) on disposal of property, plant and equipment	213	14	44	(327)	(56)
Restructuring costs	3	1,728	—	625	2,356
Interest expense (income), net	—	—	—	11,753	11,753
Loss on extinguishment of debt	—	—	—	28,046	28,046
Other expense (income), net	—	83	—	(1,267)	(1,184)
Income tax expense (benefit)	—	—	—	3,264	3,264
Loss (income) from discontinued operations, net of tax	—	—	—	229	229
Net income (loss) attributable to non-controlling interest	938	—	—	798	1,736
Net income (loss) attributable to Masonite	$18,934	$1,863	$(19)	$(51,830)	$(31,052)